Exhibit 4.1
                                                                -----------


                       INVESTOR RIGHTS AGREEMENT

                    DATED AS OF SEPTEMBER 4, 1998

                             BY AND AMONG

               TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.,
                            as the Company

                                 AND

              CAHILL, WARNOCK STRATEGIC PARTNERS FUND, L.P.,

                                 and

                       STRATEGIC ASSOCIATES, L.P.

                           as the Purchasers

                                 AND

              THE INDIVIDUAL SHAREHOLDERS IDENTIFIED HEREIN

                           TABLE OF CONTENTS

                                                                         Page

SECTION 1  Definitions                                                      1
           1.1.   Defined Terms                                             1
           1.2.   Other Defined Terms                                       3
           1.3.   Other Definitional Provisions                             4

SECTION 2  Representations by the Company                                   4

SECTION 3  Representations of the Investors                                 4

SECTION 4  Representations and Warranties of the Individual Shareholders    5
           4.1.   Authority; Validity                                       5
           4.2.   No Conflicts                                              5
           4.3.   Consents and Approvals                                    5
           4.4.   Stock Ownership                                           5

SECTION 5  Covenants of the Company                                         5
           5.1.   Information                                               5
           5.2.   Regulatory Matters                                        7
           5.3.   Access                                                    8
           5.4.   Directors' and Officers' Insurance                        8
           5.5.   Confidentiality                                           8
           5.6.   Restrictive Covenants                                     8
           5.7.   Publicity                                                 9
           5.8.   Nasdaq Filings                                            9
           5.9.   Redemption of Preferred Stock                            10
           5.10.  Use of Proceeds                                          10
           5.11.  Dealings with Affiliates                                 10
           5.12.  Maintenance of Properties, etc.                          10
           5.13.  Maintenance of Board Representation                      10
           5.14.  Payment of Taxes                                         10
           5.15.  Maintenance of Insurance                                 10
           5.16.  Preservation of Corporate Existence                      11
           5.17.  Compliance with Laws                                     11
           5.18.  Keeping of Records and Books of Account                  11

SECTION 6  Election of Directors                                           11
           6.1.   Board of Directors                                       11
           6.2.   Nomination and Election of Directors                     12
           6.4.   Vacancy                                                  12
           6.5.   Termination                                              13


SECTION 7  Miscellaneous                                                   13
           7.1.   Amendment; Waiver                                        13
           7.2.   Restriction on Transfer of Voting Securities             13
           7.3.   Voting                                                   13
           7.4.   Notices                                                  13
           7.5.   Severability                                             14
           7.6.   Successors and Assigns                                   15
           7.7.   Survival of Representations, Warranties and Covenants    15
           7.8.   Entire Agreement                                         15
           7.9.   Choice of Law                                            15
           7.10.  Counterparts                                             15
           7.11.  Costs and Expenses                                       15
           7.12.  No Third-Party Beneficiaries                             15
           7.13.  Indemnification                                          16
           7.14.  Specific Performance                                     17

INVESTOR RIGHTS AGREEMENT SIGNATURE PAGE                                   18

Exhibit A  Individual Shareholders                                         19

                  TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                          INVESTOR RIGHTS AGREEMENT


          INVESTOR RIGHTS AGREEMENT dated as of September 4, 1998 (this "Agreement"), is entered into by and among TOUCHSTONE
       ---------
APPLIED SCIENCE ASSOCIATES, INC., a Delaware corporation (the "Company"), CAHILL, WARNOCK STRATEGIC PARTNERS FUND, L.P., a
 -------
limited partnership organized under the laws of the State of Delaware, and STRATEGIC ASSOCIATES, L.P., a limited partnership organized under the laws of the State of Delaware (each an "Investor" and collectively the "Investors"), and the individual
 --------                        ---------
shareholders identified on Exhibit A hereto (each an "Individual
                           ---------                  ----------
Shareholder" and collectively the "Individual Shareholders").
-----------                        -----------------------


                      W I T N E S S E T H

          WHEREAS, the Company and the Investors have entered
into a Securities Purchase Agreement, dated as of September 4,
1998 (the "Securities Purchase Agreement") pursuant to which the
           -----------------------------
Investors have acquired debentures (the "Debentures") and
                                         ----------
warrants (the "Warrants") of the Company; and
               --------

          WHEREAS, as a condition precedent to closing under the Securities Purchase Agreement, the Company and the Individual Shareholders have agreed to grant the Investors the rights set forth herein in order to induce the Investors into entering into the Securities Purchase Agreement.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:


                           SECTION 1

                          Definitions
                          -----------

1.1.      Defined Terms.  The following terms are defined as follows:
          -------------

          "Affiliate" means, with respect to any Person, (i) any
           ---------
Person that holds direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person,
(ii) any brother, sister, parent, child or spouse of such Person or any Person described in clause (i), and (iii) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity.


          "Code" means the Internal Revenue Code of 1986 (or any
           ----
successor thereto), as amended from time to time.

          "Common Stock" means the Common Stock, par value $.0001
           ------------
per share, of the Company.

          "Exchange Act" means the Securities Exchange Act of
           ------------
1934, as amended.

          "GAAP" means generally accepted accounting principles.
           ----

          "Indebtedness" shall mean, as to any Person, all items
           ------------
that would, in conformity with generally accepted accounting principles, be classified as liabilities or contingent liabilities of such Person, but in any event including without limitation (a) all obligations under leases that have been, or under generally accepted accounting principles are required to be, capitalized, (b) all indebtedness endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse, and (c) all indebtedness in effect guaranteed, directly or indirectly, by such Person.

          "Knowledge" or derivations thereof shall mean the
           ---------
knowledge of the officers of the Company and each Subsidiary, and, with respect to Sections 4.19 and 4.21, each person who conducts human resource and employee benefits management functions for the Company or any Subsidiary, whether or not an officer of the Company or such Subsidiary.

          "Permits" means any approvals, authorizations,
           -------
consents, licenses, permits or certificates.

          "Person" means an individual, partnership, limited
           ------
liability company, corporation, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "SEC" means the United States Securities and Exchange
           ---
Commission.

          "Securities Act" means the Securities Act of 1933, as
           --------------
amended.

          "Subsidiaries" means each corporation in which the
           ------------
Company owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests, including without limitation Beck Evaluation & Testing Associates, Inc., a New York corporation, and Modern Learning Press, Inc., a Delaware corporation.

          "Voting Securities" means any share of Common Stock
           -----------------
and/or other voting security in the Company.

          "Warrant Shares" means the shares of Common Stock
           --------------
issued or issuable upon exercise of the Warrants.

1.2.      Other Defined Terms.  The following terms shall have the
          -------------------
          meanings assigned to them in the identified Sections of this Agreement.

          "Agreement" as defined in the recitals to this Agreement.
           ---------

          "Closing Date" as defined in Section 5.1.
           ------------

          "Company" as defined in the recitals to this Agreement.
           -------

          "Company Director" as defined in Section 6.2(b).
           ----------------

          "Company SEC Reports" as defined in Securities Purchase Agreement.
           -------------------

          "Debentures" as defined in Section 2.
           ----------

          "Director" as defined in Section 6.1(a).
           --------

          "Event of Default" as defined in Section 10.1 of the
           ----------------
Securities Purchase Agreement.

          "Indemnified Party" as defined in Section 7.13(a).
           -----------------

          "Individual Shareholder" and "Individual Shareholders"
           ----------------------       -----------------------
as defined in the recitals to this Agreement.

          "Investor" and "Investors" as defined in the recitals to
           --------       ---------
this Agreement.

          "Investor Director" as defined in Section 6.2(a).
           -----------------

          "Investor Rights Agreement" as defined in the recitals
           -------------------------
to this Agreement.

          "Loss" as defined in Section 7.13(a).
           ----

          "One Million Dollar Debt Basket" as defined in Section 5.6(h).
           ------------------------------

          "Investors" as defined in the recitals to this Agreement.
           ---------

          "Qualified Public Offering" as defined in Section 6.5(b).
           -------------------------

          "Registration Rights Agreement" as defined in the
           -----------------------------
recitals to this Agreement.

          "Warrants" as defined in the recitals to this Agreement.
           --------

1.3.      Other Definitional Provisions.  Any additional capitalized
          -----------------------------
          terms shall have the meanings assigned to them in the Securities Purchase Agreement unless otherwise defined in text of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.


                           SECTION 2

                 Representations by the Company
                 ------------------------------

          The Company represents and warrants to the Investors that: (a) the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action; (b) this Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and other laws affecting creditors' rights generally and to general principles of equity;
(c) the execution, delivery and performance of this Agreement do not conflict with, violate, breach or constitute a default under, the Company's Certificate of Incorporation or By-Laws or any indenture, lease, agreement or other instrument to which the Company is a party or by which it or any of its assets is bound, or any decree, judgment, order, statute, rule or regulation applicable to the Company.


                           SECTION 3

                Representations of the Investors
                --------------------------------

          Each Investor, jointly and severally, represents and warrants to the Company that: (a) the execution, delivery and performance by each Investor of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action; (b) this Agreement has been duly executed and delivered by each Investor, and constitutes the legal, valid and binding obligation of each Investor, enforceable against such Investor in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and other laws affecting creditors' rights generally and to general principles of equity; (c) the execution, delivery and performance of this Agreement do not conflict with, violate, breach or constitute a default under, the organizational documents of either Investor or any indenture, lease, agreement or other instrument to which either Investor is a party or by which either Investor or any of its assets is bound, or any decree, judgment, order, statute, rule or regulation applicable to either Investor.


                           SECTION 4

    Representations and Warranties of the Individual Shareholders
    -------------------------------------------------------------

          Each of the Individual Shareholders (severally and not jointly), hereby represents and warrants to and agrees with the Investors, as follows:

4.1.      Authority; Validity.  Such Individual Shareholder has the
          -------------------
          full legal right, power, authority and capacity to enter into this Agreement and to vote its shares of capital stock in accordance with the terms of this Agreement. This Agreement has been duly and validly executed by such Individual Shareholder and this Agreement constitutes a legal, valid and binding obligation of such Individual Shareholder, enforceable in accordance with its terms.

4.2.      No Conflicts.  The execution, delivery and performance of
          ------------
          this Agreement and the consummation of the transactions by such Individual Shareholder contemplated hereby will not conflict with, violate or result in a breach or constitute a default under any order, decree, statute, ordinance, regulation or other law applicable to such Individual Shareholder.

4.3.      Consents and Approvals.  No consent, approval, order or
          ----------------------
          authorization of, or registration, declaration or filing with, any governmental authority or any third party is required in connection with the execution, delivery and performance of this Agreement by such Individual Shareholder and the consummation of the transactions by such Individual Shareholder hereunder.

4.4.      Stock Ownership.  That such Individual Shareholder is the
          ---------------
          beneficial owner and has the right to vote all of the shares of capital stock set forth on Exhibit A hereto.
                                        ---------


                           SECTION 5

                    Covenants of the Company
                    ------------------------

5.1.      Information.  Commencing on the date on which the
          -----------
          transactions under the Securities Purchase Agreement are consummated (the "Closing Date") and so long as the
                            ------------
          Debenture or any Warrant is outstanding and held by the Investors, the Company shall deliver to the Investors the information specified in this Section 5.1 unless any such Investor at any time specifically requests that such information not be delivered to it:

          (a)  Monthly Financial Statements.  As soon as
               ----------------------------
available, but in any event not later than forty-five (45) days after the end of each fiscal month the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of each such period and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such period and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form (i) the figures as of the end of and for the comparable periods of the preceding fiscal year and (ii) if available, the figures reflected in any operating budget for such period. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods reflected therein except as stated therein and shall be accompanied by a certificate of the Company's president or chief financial officer to such effect.

          (b)  Quarterly Financial Statements.  As soon as
               ------------------------------
available, but in any event not later than forty-five (45) days after the end of each fiscal quarter the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of each such period and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such period and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form (i) the figures as of the end of and for the comparable periods of the preceding fiscal year and (ii) if available, the figures reflected in any operating budget for such period. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods reflected therein except as stated therein and shall be accompanied by a certificate of the Company's president or chief financial officer to such effect.

          (c)  Annual Financial Statements.  As soon as
               ---------------------------
available, but in any event within one hundred twenty days (120) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheets of the Company and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the figures as at the end of and for the immediately preceding fiscal year, accompanied (in the case of the audited consolidated financial statements) by an opinion of an accounting firm of recognized national standing selected by the Company, which opinion shall state that such accounting firm's audit was conducted in accordance with generally accepted auditing standards. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods reflected therein except as stated therein.

          (d)  Material Litigation.  Within ten (10) days after
               -------------------
the Company learns of the commencement or receives a written threat of commencement of any litigation or proceeding against the Company or any of its Subsidiaries or any of their respective assets that could reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, written notice of the nature and extent of such litigation or proceeding.

          (e)  Material Agreements.  Within ten (10) days after
               -------------------
the receipt by the Company of written notice of a default by the Company or any of its Subsidiaries under any material contract, agreement or document to which it is a party or by which it is bound, written notice of the nature and extent of such default.

          (f)  Other Reports and Statements.  Promptly upon any
               ----------------------------
distribution to its stockholders generally or to the financial community of an annual report, quarterly report, proxy statement, registration statement or other similar report or communication, a copy of each such annual report, quarterly report, proxy statement, registration statement or other similar report or communication and promptly upon filing by the Company with the SEC or with The Nasdaq Stock Market, the National Association of Securities Dealers, Inc. or any national securities exchange or other market system of any all regular and other reports or applications (including without limitation listing applications), a copy of each such report or application; and a copy of such report or statement and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company.

          (g)  Accountants' Management Letters, Etc.  Promptly
               ------------------------------------
after receipt by the Company, copies of all accountants' management letters and all management and board responses to such letters, and copies of all certificates as to compliance, defaults, material adverse changes, material litigation or similar matters relating to the Company and its Subsidiaries, which shall be prepared by the Company or its officers and delivered to the third parties.

          (h)  Stockholders' Lists.  Unless otherwise provided at
               -------------------
an earlier date during each fiscal year, within sixty (60) days after the end of each fiscal year, a list of all stockholders of record, showing the authorized and outstanding shares by class (including the Common Stock equivalents of any convertible security), the holders of all outstanding shares and all outstanding options, warrants and convertible securities, and detailing all options and warrants granted, exercised or lapsed (including in each case, without limitation, all option and warrant exercise prices, stock issuance prices' and other terms) and all shares issued or sold (whether to directors or managers, in connection with financing or otherwise).

          (i)  Annual Budget.  As soon as available, but in any
               -------------
event not later than thirty (30) days prior to the beginning of each fiscal year of the Company, the financial plan of the Company for such fiscal year, including without limitation, a cash flow projection and operating budget, calculated quarterly, as contained in its operating plan approved by the Company's Board of Directors as well as any updates or revisions to such plan as soon as available.

          (j)  Other Information.  From time to time, and
               -----------------
promptly, such additional information regarding results of operations, financial condition or business of the Company and its Subsidiaries, including without limitation, cash flow analysis, projections and minutes of any meetings of the Board of Directors, as the Investors may reasonably request.

5.2.      Regulatory Matters.  Each of the Company and Purchasers will
          ------------------
          (i) make on a prompt and timely basis all governmental or regulatory notifications, filings or submissions, as necessary for the consummation of the transactions contemplated hereby, including any filings required pursuant to the Hart-Scott-Rodino Antitrust Act, if required, (ii) use all reasonable efforts to cooperate with the other and its representatives in (A) determining which notifications, filings and submissions are required to be made prior to the Closing Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, any governmental authority in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) timely making of all such notifications, filings or submissions and timely seeking all such consents, approvals, permits or authorizations, and (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other reasonable things necessary or appropriate to consummate the transactions contemplated by this Agreement. The Purchasers shall have no obligation to expend any funds in connection with the action to be taken by the Company pursuant to this section.

5.3.      Access.  From time to time and subject to the provisions of
          ------
          Section 5.5 hereof, upon the reasonable prior written request of the Investors, the Company shall promptly afford the Investors and its accountants, counsel and other representatives, full access during normal business hours to all of its properties, books, contracts, commitments and records, permit them to copy or make extracts therefrom and, the Company shall furnish promptly to Investors all information concerning its business, properties and personnel as Investors may reasonably request; provided,
                                                         --------
          however, that no investigation pursuant to this Section 5.3
          -------
          shall affect any representations or warranties of either party hereunder.

5.4.      Directors' and Officers' Insurance.  The Company shall
          ----------------------------------
          maintain a directors' and officers' liability insurance policy providing coverage in the amount of not less than $2.0 million and having such other terms as are reasonably acceptable to Investors.

5.5.      Confidentiality.  From and after the date of this Agreement,
          ---------------
          each of the Company and Investors agree to hold, and will cause its respective employees, agents and representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of their counsel, by other requirements of law, information furnished by the Company, on the one hand, to Investors and information furnished by Investors, on the other hand, to the Company in connection with the transactions contemplated by this Agreement, and each of such persons agree that they shall not release or disclose such information to any other person, except their respective officers, directors, partners, employees, auditors, attorneys, financial advisors and other consultants, advisors and representatives who need to know such information and who have been informed of the confidential nature of such information and have been directed to treat such information as confidential. The foregoing provisions of this Section 8.5 shall not apply to any such information which (i) becomes generally available to the public other than as a result of a disclosure by any person bound hereunder, (ii) was available to a person bound hereunder on a non-confidential basis prior to its disclosure hereunder, or (iii) becomes available to any person bound hereunder on a non-confidential basis by virtue of the disclosure thereof by a source other than the party providing such information in reliance upon the protection of confidentiality reposed hereby.

5.6.      Restrictive Covenants.  Without the written consent of the
          ---------------------
          Investors, the Company and its Subsidiaries shall not:

          (a) issue any class or series of equity securities as to payment of dividends or as to payments on dissolution, liquidation or winding-up of the Company or a Subsidiary;

          (b) enter into any agreement or arrangement of any kind that would restrict the Company's ability to perform under this Agreement or the Transaction Documents;

          (c) amend the certificate of incorporation or by-laws of the Company (or any such analogous formation document of any Subsidiary) in any manner that would impair, reduce or affect the rights of the Investors;

          (d) increase the size of the Company's Board of Directors, except as contemplated by the Transaction Documents;

          (e) merge or consolidate with any other entity such that the Company or, if a transaction by a Subsidiary, such Subsidiary is not the surviving entity or sell all or substantially all of its assets;

          (f) enter into any transaction with any of its officers, directors, employees (or relative of any of the foregoing), or Affiliates, other than transactions in the ordinary course of its business and on terms and conditions at least as favorable as could be negotiated with an unrelated third party;

          (g) liquidate, dissolve or wind-up (including without limitation through the filing of a voluntary bankruptcy petition); or

          (h)   incur, issue, guarantee or assume any
Indebtedness (excluding (x) the $4 million of Debentures acquired
              ---------
hereunder, (y) trade payables incurred in the ordinary course of business, and (z) up to $1 million of assumed liability pursuant to the acquisition of the Mildred Elley Business School) in an aggregate amount in excess of $1,000,000 (the "One Million Dollar
                                               ------------------
Debt Basket"); provided, however, that any Indebtedness ranking
-----------    --------  -------
senior to or PARI PASSU with the Debentures incurred pursuant to the acquisition of the Mildred Elley Business School shall be included in the calculation of the One Million Dollar Debt Basket; and provided further that any Indebtedness up to $1
            ----------------
million ranking junior to the Debentures incurred pursuant to the acquisition of the Mildred Elley Business School shall not be included in the calculation of the One Million Dollar Debt Basket.

5.7.      Publicity.  Except as may be required by law or applicable
          ---------
          regulations, the Company shall not use the name of, or make reference to, any Investor or any of its Affiliates in any press release or in any public manner without such Investor's prior written consent.

5.8.      Nasdaq Filings.  As soon as possible, but in any case not
          --------------
          later than 20 days after the Closing, the Company shall file all necessary documents and information with the Nasdaq Stock Market in order to maintain listing thereon of the Company's Common Stock; provided, however, that failure of
                                  --------  -------
          the Company's Common Stock to sustain a minimum trading price shall not constitute a default hereunder. The Company also shall use its best efforts to qualify for listing on the Nasdaq National Stock Market and shall file all necessary documents and information with Nasdaq not later than 20 days after qualifying for listing thereon, although the foregoing does not constitute a representation that the Company is currently eligible for listing on the Nasdaq National Stock Market or that it will be able to maintain its listing on the Nasdaq SmallCap Market.

5.9.      Redemption of Preferred Stock.  By no later than the 31st
          -----------------------------
          day after the Closing Date, the Company shall redeem all shares of the Series A Preferred Stock.

5.10.     Use of Proceeds.  The Company shall apply the proceeds
          ---------------
          received as a result of the transactions contemplated under the Securities Purchase Agreement as set forth therein.

5.11.     Dealings with Affiliates.  Except for employee or
          ------------------------
          director compensation, stock bonus, stock option or similar plans or arrangements approved by the Board of Directors, the Company will not enter or permit any Subsidiary to enter into any transaction with any holder of five percent (5%) or more of any class of capital stock of the Company, or any member of their families or any corporation or other entity in which any one or more of such stockholders or members of their immediate families directly or indirectly holds five percent (5%) or more of any class of capital stock except in the ordinary course of business and on terms not less favorable to the Company or the Subsidiary than it would obtain in a transaction between unrelated parties.

5.12.     Maintenance of Properties, etc.  The Company shall
          ------------------------------
          maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties, necessary or useful in the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted, except as otherwise determined by the Board of Directors.

5.13.     Maintenance of Board Representation.  The Company shall
          -----------------------------------
          use its best efforts to nominate and recommend that David Warnock, or a replacement designated by him, shall be a member of the Company's Board of Directors.

5.14.     Payment of Taxes.  The Company shall pay and discharge,
          ----------------
          and cause each Subsidiary to pay and discharge, all material taxes, assessments and governmental charges or levies imposed on it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, is reasonably likely (in the Company's good faith opinion) to become a lien or charge upon any properties of the Company or any Subsidiary, provided that neither the Company nor the Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested and/or negotiated in good faith and by appropriate proceedings if the Company or Subsidiary concerned shall have set aside on its books adequate (in the Company's opinion) reserves with respect thereto. The Company shall pay, when due, or in conformity with customary trade terms, all material lease obligations, all material trade debt, and all other material indebtedness incident to the operations of the Company, except such as are being contested in good faith and by appropriate proceedings if the Company shall have set aside on its books adequate reserves with respect thereto.

5.15.     Maintenance of Insurance.  The Company shall maintain,
          ------------------------
          and cause each Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.

5.16.     Preservation of Corporate Existence.  The Company shall
          -----------------------------------
          preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties; the Company shall preserve and maintain, and cause each Subsidiary to preserve and maintain, all licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or used by and necessary to the conduct of its business; provided, however, that the Company shall not be
          --------  -------
          required to preserve any such Subsidiary, license or right if the Board of Directors shall reasonably determine that the preservation is no longer desirable in the conduct of the Company's business and that the loss thereof is not likely to cause a material adverse effect on the Company and its Subsidiaries taken as a whole.

5.17.     Compliance with Laws.  The Company shall comply, and
          --------------------
          cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially adversely affect the Company's business or condition, financial or otherwise of the Company and its Subsidiaries taken as a whole. The Company shall file all reports and other information and documents which it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

5.18.     Keeping of Records and Books of Account.  The Company
          ---------------------------------------
          shall keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries shall be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and such Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.


                           SECTION 6

                    Election of Directors
                    ---------------------


6.1.      Board of Directors.
          ------------------

          (a) The Company shall be governed by a Board of Directors consisting, as of the date hereof, of nine members (each a "Director"). Without the consent of the Investor
         --------
Directors (as hereinafter defined), the number of Directors constituting the full Board of Directors shall not be increased beyond nine; without the consent of the Company Directors (as hereinafter defined), the number of Directors constituting the full Board of Directors shall not be reduced below six. Regular meetings of the Board shall be held at least two times per year, on a semi-annual basis.

6.2.      Nomination and Election of Directors.
          ------------------------------------

          (a)  The Investors shall have the right to nominate two
Directors (each, an "Investor Director").
                     -----------------

          (b) The Company agrees that it shall cause the Board of Directors in office immediately prior to the execution and delivery of this Agreement to increase the size of the Board of Directors by two, and to elect the nominees designated by the Investors as Directors, to serve as Directors until their respective successors are elected and qualified. The Board of Directors (other than the Investor Directors) shall have the right to nominate no less than four nor more than seven Directors (each a "Company Director"), to serve until their respective
         ----------------
successors are elected and qualified. The initial Company Directors shall be the incumbent Board of Directors as of the date of execution and delivery of this Agreement.

          (c) On the date hereof and at each annual meeting of stockholders of the Company or any special meeting called for the purpose of electing directors of the Company or at such other time or times as directors may be elected in accordance with the Company's By-Laws and the General Corporation Law of the State of Delaware, the Investors agree to cast all of their eligible votes in favor of the nominees for Directors nominated pursuant to paragraphs (a) and (b) hereof, and for no other persons.

6.3.      Removal.  The Investor Directors shall at all times
          -------
          have the right to recommend the removal, with or without cause, of an Investor Director only, and the Company Directors shall at all time have the right to recommend the removal, with or without cause, of a Company Director only. If a Director's removal shall have been recommended in accordance with the preceding sentence, then the Board of Directors shall take such corporate actions as may be required under the Company's By-Laws and the General Corporation Law of the State of Delaware to effect such removal.

6.4.      Vacancy.  If any vacancy occurs in the Board of Directors
          -------
          because of the death, disability, resignation, retirement or removal of an Investor Director, then the Investors shall nominate a successor, and the Board of Directors shall vote to elect such successor to the Board, or if a vote of the stockholders of the Company is held, the Board of Directors shall recommend to the stockholders that such successor be elected to the Board of Directors. If any vacancy occurs in the Board of Directors because of the death, disability, resignation, retirement or removal of a Company Director, then the Company Directors shall either (i) nominate a successor, and the Board of Directors shall vote to elect such successor to the Board, or if a vote of the stockholders of the Company is held, the Board of Directors shall recommend to the stockholders that such successor be elected to the Board of Directors, or (ii) decide expressly not to fill such vacancy at such time.

6.5.      Termination.  Article 6 shall terminate and thereafter be of
          -----------
          no force and effect, except as set forth below, upon the earlier to occur of the following:

          (a) Investors shall cease to own of record at least 50% of the aggregate of: (i) after the exercise of the Warrants, the Warrant Shares, and (ii) if the Company exercises the Company Put Option, the Option Shares; or

          (b)  the closing of a public offering of the
Common Stock of the Company which results in net proceeds to the
Company of at least $25,000,000 with an offering price of at least $5.00 per share (a "Qualified Public Offering"); or
                          -------------------------

          (c)  the twenty-nine (29) month anniversary
date of the Closing Date; provided, however, that nothing in this
                          --------  -------
provision shall terminate the Investors' right to nominate two Directors to the Company's Board of Directors so long as the Investors continue to own of record at least 50% of the aggregate of: (i) after the exercise of the Warrants, the Warrant Shares, and (ii) if the Company exercises the Company Put Option, the Option Shares.


                           SECTION 7

                         Miscellaneous
                         -------------

7.1.      Amendment; Waiver.  Neither this Agreement nor any provision
          -----------------
          hereof may be amended, modified, supplemented or waived, except by a written instrument executed by all of the parties hereto.

7.2.      Restriction on Transfer of Voting Securities.   Each
          --------------------------------------------
          Individual Shareholder agrees and acknowledges that it shall be a condition precedent to any transfer of a Voting
          Security held by such Individual Shareholder that the transferee become a party to this Agreement and failure to comply with this condition shall render the transfer void AB INITIO.

7.3.      Voting.  Each Individual Shareholder agrees to vote all of
          ------
          its Voting Securities in such a manner as to cause the Company to comply with the covenants set forth in Section 5 of this Agreement.

7.4.      Notices.  Any notices or other communications required or
          -------
          permitted hereunder shall be sufficiently given if in writing and delivered in Person, transmitted by facsimile transmission (fax) or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

          (a)  if to the Company or any of the Individual Shareholders:

                  Touchstone Applied Science Associates, Inc.
                  P.O. Box 382
                  4 Hardscrabble Heights
                  Brewster, New York 10509
                  Attn: Andrew L. Simon
                  Telephone No.:  914-277-8100
                  Facsimile No.:    914-277-3548

                  with a copy to:

                  Christy & Viener
                  620 Fifth Avenue
                  New York, New York 10020
                  Attn: Steven R. Berger, Esq.
                  Telephone No.:  212-632-5500
                  Facsimile No.:   212-632-5555

          (b)  if to the Investors:

                  c/o Cahill, Warnock & Company, L.L.C.
                  One South Street, Suite 2150
                  Baltimore, MD 21202
                  Attn: David L. Warnock
                  Telephone No.: 410-895-3800
                  Facsimile No.:  410-895-3805

                  with a copy to:

                  Wilmer, Cutler & Pickering
                  100 Light Street
                  Baltimore, MD 21202
                  Attn: George P. Stamas, Esq.
                  Telephone No.:   410-986-2800
                  Facsimile No.:    410-986-2828

A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered, (ii) if transmitted by telecopier, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three (3) business days after dispatch.

7.5.      Severability.  Whenever possible, each provision of this
          ------------
          Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

7.6.      Successors and Assigns.  Except as otherwise provided
          ----------------------
          herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. The Company shall not have the right to assign its rights or delegate its obligations under this Agreement without the prior written consent of the Investors. Each Investor may assign its rights hereunder to any transferee(s) of the Debentures and Warrants without the consent of any other party hereto.

7.7.      Survival of Representations, Warranties and Covenants. All
          -----------------------------------------------------
          representations and warranties made in, pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement. Unless otherwise provided in this Agreement, the covenants and agreements set forth in Sections 5 and 6 shall survive and remain in force so long as the Investors and any of their transferees hold in the aggregate Warrants and/or Common Stock representing 10% of the Company's capital stock on a fully diluted basis or upon a Qualified Public Offering.

7.8.      Entire Agreement.  This Agreement and the other documents
          ----------------
          delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written, among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

7.9.      Choice of Law.  This Agreement shall be governed by, and
          -------------
          construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws.

7.10.     Counterparts.  This Agreement may be executed in any
          ------------
          number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

7.11.     Costs and Expenses.  Promptly after the Closing, the
          ------------------
          Company shall pay the reasonable fees and disbursements incurred by the Investors (including without limitation reasonable attorneys' and consultants' fees) in connection with the due diligence review and Closing under this Agreement and the transactions contemplated hereby (including without limitation the due diligence review and attorneys' fees incurred in preparation for the transactions as previously contemplated); provided,
                                                        --------
          however, that the parties shall bear their own costs
          -------
          and expenses if the Closing hereunder fails to take place.

7.12.     No Third-Party Beneficiaries.  Nothing in this
          ----------------------------
          Agreement will confer any third party beneficiary or other rights upon any Person (specifically including any employees of the Company and its Subsidiaries) or entity that is not a party to this Agreement.

7.13.     Indemnification.
          ---------------

          (a) The Company [and each Individual Shareholder] agree to indemnify and hold harmless the Investors and their Affiliates, and their respective partners, co-investors, officers, directors, employees, agents, consultants, attorneys and advisers (each, an "Indemnified Party"), from and against any
                        -----------------
and all actual losses, claims, damages, liabilities, costs and expenses (including, without limitation, environmental liabilities, costs and expenses and all reasonable fees, expenses and disbursements of counsel), joint or several (hereinafter collectively referred to as a "Loss"), which may be incurred by
                               ----
or asserted or awarded against any Indemnified Party in connection with or in any manner arising out of or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or any use made or proposal to be made with the proceeds of the Investors' purchase of the Debentures, Warrants, Common Stock and Conversion Shares pursuant to this Agreement, whether or not such investigation, litigation or proceeding is brought by the Company, any of its Subsidiaries, shareholders or creditors, whether or not any of the transactions contemplated by this Agreement or the other Transaction Documents are consummated, except to the extent such Loss is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

          (b) An Indemnified Party shall give written notice to the Company of any claim with respect to which it seeks indemni-fication within ten (10) days after the discovery by such parties of any matters giving arise to a claim for indemnification pursuant to Section 7.13(a); provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 7.13, except to the extent that the Company is actually prejudiced by such failure to give notice. In case any such action or claim is brought against any Indemnified Party, the Company shall be entitled to participate in and, unless in the reasonable good faith judgment of the Indemnified Party a conflict of interest between such Indemnified Party and the Company may exist in respect of such action or claim, to assume the defense thereof, with counsel satisfactory to the Indemnified Party and after notice from the Company to the Indemnified Party of its election so to assume the defense thereof, the Company shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. In any event, unless and until the Company elects in writing to assume and does so assume the defense of any such action or claim the Indemnified Party's costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Losses subject to indemnification hereunder. If the Company elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The Company shall not be liable for any settlement of any action or claim effected without its written consent. Anything in this
Section 7.13 to the contrary notwithstanding, the Company shall not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof that imposes any future obligation on the Indemnified Party or that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such claim.

          (c) The Company agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any of its Subsidiaries, shareholders or creditors for or in connection with the transactions contemplated by this Agreement or the other Transaction Documents, except to the extent such liability is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct or the misrepresentations of the Indemnified Party, but in no event shall an Indemnified Party be liable for punitive, exemplary or consequential damages.

7.14.     Specific Performance.  The parties hereto hereby
          --------------------
          declare that it is impossible to measure in money the damages which will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any party hereto shall institute any action or proceeding to enforce the provisions hereof, any person (including the Company) against whom such action or proceeding is brought hereby waives all claims or defenses therein that such party has an adequate remedy at law and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

          [Remainder of Page Intentionally Left Blank]

                         INVESTOR RIGHTS AGREEMENT
                              SIGNATURE PAGE


          IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed effective as of the date first above written.

THE COMPANY:

                  TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.


                  By:/S/ ANDREW L. SIMON
                     --------------------------------------------
                     Name:  Andrew L. Simon
                     Title: President and Chief Executive Officer


INVESTORS:

                  CAHILL, WARNOCK STRATEGIC PARTNERS FUND, L.P.

                  By: CAHILL WARNOCK STRATEGIC PARTNERS, L.P.,
                      its General Partner


                  By:/S/ DAVID L. WARNOCK
                     ---------------------------------
                     Name:  David L. Warnock
                     Title: a General Partner


                  STRATEGIC ASSOCIATES, L.P.

                  By: CAHILL, WARNOCK & COMPANY, LLC, its
                      General Partner


                   By:/S/ DAVID L. WARNOCK
                      --------------------------------
                      Name:  David L. Warnock
                      Title: Managing Member



                         INVESTOR RIGHTS AGREEMENT
                              SIGNATURE PAGE


INDIVIDUAL SHAREHOLDERS:


                                    /S/ ANDREW L. SIMON
                                    ---------------------------------
                                    Andrew L. Simon


                                    /S/ LINDA G. STRALEY
                                    ---------------------------------
                                    Linda G. Straley


                                    /S/ STEPHEN H. IVENS
                                    ---------------------------------
                                    Stephen H. Ivens


                                    /S/ MICHAEL D. BECK
                                    ---------------------------------
                                    Michael D. Beck


                                    /S/ WALTER BARBE
                                    ---------------------------------
                                    Walter Barbe


                                    /S/ STEVEN R. BERGER
                                    ---------------------------------
                                    Steven R. Berger

                             Exhibit A

                     Individual Shareholders




Name of Individual          Number of Shares and Type of
Shareholder                         Voting Security
-----------                         ---------------